EXHIBIT 12

                                                                                                 COMPUTATION OF RATIO OF
                                                                                                 EARNINGS TO FIXED CHARGES
                                                                                                                 UNAUDITED

                                                                                                 Fiscal Year Ended September 30
                                                        For the Twelve   --------------------------------------------------------
                                                         Months Ended
                                                       December 31, 2000       1999       1998       1997       1996       1995
                                                    -----------------------------------------------------------------------------
EARNINGS:

Income Before Interest Charges and Minority Interest
     in Foreign Subsidiaries (2)                          $238,626          $226,696   $202,512     $118,085  $169,783   $159,599
Allowance for Borrowed Funds Used in Construction              455               424        303          110       346        205
Federal Income Tax                                          32,676            22,143     44,583       43,626    57,807     55,148
State Income Tax                                            15,687            13,067      6,215        6,635     7,067      7,266
Deferred Inc. Taxes - Net (3)                               40,325            41,858     14,030      (26,237)    3,800      3,907
Investment Tax Credit - Net                                   (962)           (1,051)      (729)        (663)     (665)      (665)
Rentals (1)                                                  4,754             4,561      4,281        4,672     5,328      5,640
                                                    ------------------------------------------------------------------------------

                                                          $331,561          $307,698   $271,195     $146,228  $243,466   $231,100
                                                    ==============================================================================

FIXED CHARGES:

Interest & Amortization of Premium and
   Discount of Funded Debt                                 $69,657           $67,195    $65,402      $53,154   $42,131    $40,872
Interest on Commercial Paper and
   Short-Term Notes Payable                                 26,888            23,840     17,319       13,605     8,808      7,872
Other Interest (2)                                           6,224             7,495      2,835       16,919     4,502      6,389
Rentals (1)                                                  4,754             4,561      4,281        4,672     5,328      5,640
                                                    ------------------------------------------------------------------------------

                                                          $107,523          $103,091    $89,837      $88,350   $60,769    $60,773
                                                    ==============================================================================

RATIO OF EARNINGS TO FIXED CHARGES                            3.08              2.98       3.02         1.66      4.01       3.80


   Notes:

   (1) Rentals shown above represent the portion of all rentals (other than delay rentals) deemed representative of the interest factor.

   (2) The twelve months ended December 31, 2000 and fiscal 2000, 1999, 1998, 1997 and 1996 reflect the reclassification of $1,927, $1,979, $1,927, $1,839, $1,716, and $1,716 representing the loss on reacquired debt amortized during each period, from Other Interest Charges to Operation Expense.

   (3) Deferred Income Taxes - Net for fiscal 1998 excludes the cumulative effect of change in accounting.